Exhibit 99.1

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1100

TRUE RELIGION FOUNDER AND CHIEF EXECUTIVE OFFICER COMPLETES SALE OF COMMON SHARES

--He continues to own 12.3 percent of the Company’s common stock--

VERNON, Calif. – May 13, 2008 – True Religion Apparel, Inc. (Nasdaq:TRLG) today announced that Chairman and Chief Executive Officer Jeffrey Lubell sold 3.2 million shares of True Religion Apparel common stock on May 13, 2008.

Mr. Lubell sold these shares for two purposes: first, to fulfill an obligation due under the marital dissolution agreement with his former wife; and second, to continue his financial, estate and tax planning.

In May 2007, Mr. Lubell and his former wife restructured their collective holdings of equity interests in True Religion Apparel, including common stock, restricted stock and stock options. At that time, Mr. Lubell received control of these securities. In order to satisfy his obligations under the marital dissolution, Mr. Lubell sold shares of True Religion Apparel common stock on June 7, 2007 and May 13, 2008. With the completion of this sale, Mr. Lubell has no further payments due to his former wife related to the restructuring of their collective holdings of equity interests in True Religion Apparel.

Following this transaction, Mr. Lubell retains beneficial ownership of 3,012,657 shares of True Religion Apparel common stock, including 2,557,664 shares of Company common stock, 64,993 shares of restricted stock which are subject to a right of forfeiture, 190,000 shares of restricted stock which may be earned if certain performance criteria are achieved and which are subject to a right of forfeiture, and 200,000 options to purchase shares of Company common stock. Following this transaction, Mr. Lubell’s ownership is approximately 12.3 percent of the Company’s diluted outstanding shares.

In September 2007, Mr. Lubell entered into a pre-arranged stock sales plan (the “Plan”) under which a broker not affiliated with the Company could sell up to 2,300,000 shares of Company common stock over a six month period starting on October 17, 2007. The Plan expired pursuant to its terms, and no stock sales were completed under the Plan.

Mr. Lubell will file a Form 4 with the Securities and Exchange Commission in connection with this transaction.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason

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